Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Fuse Science, Inc. and Subsidiaries

We consent to the incorporation by reference in the Form S-8 of Fuse Science, Inc. as of our report dated January 14, 2013, with respect to the consolidated balance sheet of Fuse Science, Inc. of September 30, 2012 and related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, included in the Fuse Science, Inc. Annual Report on Form 10-K for the year ended September 30, 2012.

/s/ Morrison, Brown, Argiz & Farra, LLC

Miami, Florida

February 27, 2013